EXHIBIT 4

IRREVOCABLE PROXY

IRREVOCABLE PROXY, dated as of February 21, 2011, by and between Sun Pharma Global, Inc., a corporation organized under the laws of the British Virgin Islands (“Sun Global”) and the “Special Committee” of the Caraco Board of Directors (as defined below).

WHEREAS, concurrently with the execution and delivery of this Irrevocable Proxy, Sun Pharmaceutical Industries Limited, a corporation organized under the laws of India and the parent of Sun Global (“Sun Pharma”), Sun Global, Sun Laboratories, Inc., a Michigan corporation and an indirect wholly-owned subsidiary of Sun Pharma (“Merger Sub”) and Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation (“Caraco”) are entering into an Agreement and Plan of Merger (“Agreement”) with respect to the merger of Merger Sub into Caraco (the “Merger”) in connection with a proposal, made on December 3, 2010 (the “Proposal”), by Sun Global and Sun Pharma, to take Caraco private pursuant to a going private transaction under which Sun Pharma and Sun Global would end up owning 100% of the outstanding shares of Caraco;

WHEREAS, the Independent Committee of the Board of Directors of Caraco consisting of three independent and disinterested directors, namely F. Folsom Bell, Timothy S. Manney and Eddie R. Munson (the “Special Committee”) were appointed to consider and negotiate the Proposal and approve and recommend the adoption by the full Board of Directors and by the shareholders of Caraco (other than Sun Pharma and Sun Global (the “Shareholders”)) of any going private agreement, including the Agreement; and

WHEREAS, pursuant to the Agreement, Sun Pharma and Sun Global will end up owning 100% of the outstanding shares of common stock without par value of Caraco (the “Common Stock”).

WHEREAS, Sun Global is the owner beneficially and of record of an aggregate of 22,086,014 shares (the “Shares”) of Common Stock (not including the shares of Common Stock owned beneficially and of record by Sun Pharma); and

WHEREAS, as a condition to its willingness to approve the Agreement and recommend the adoption of the Agreement by the full Board of Directors and by the Shareholders, the Special Committee has requested that Sun Global agree, and Sun Global has agreed, to grant the Special Committee an irrevocable proxy (the “Proxy”) with respect to the Shares, upon the terms and subject to the conditions hereof.

NOW, THEREFORE, in order to induce the Special Committee to approve the Agreement and recommend the adoption of the Agreement by the full Board of Directors and by the Shareholders and in order to insure that the Merger will be completed as intended and in consideration of the aforesaid, the parties hereto agree as follows:

1.           Sun Global hereby constitutes and appoints the Special Committee, during the term of this Proxy as Sun Global’s true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of the Shares (and any and all securities issued or issuable in respect thereof) which Sun Global is entitled to vote, for and in the name, place and stead of Sun Global, at any annual, special or other meeting of the stockholders of Caraco, and at any postponement(s) or adjournment(s) thereof, or pursuant to any consent in lieu of a meeting or otherwise, in favor of any proposal to approve and adopt the Agreement and the transactions contemplated thereby (a “Transaction Proposal”).  All power and authority conferred pursuant to the preceding sentence may be exercised by any member or members of the Special Committee acting alone or together, is coupled with an interest and is irrevocable; provided, however, that in the event that the Special Committee does not attend any such meeting of the stockholders of Caraco at which a Transaction Proposal is being considered or does not vote the Shares in favor of any Transaction Proposal at any such meeting of the stockholders of Caraco or pursuant to any such consent in lieu of a meeting or otherwise, then this Proxy shall automatically, without further action on the part of any party hereto, be revoked and Sun Global shall vote all the Shares in favor of approval and adoption of the Transaction Proposal at such meeting of the stockholders of Caraco or pursuant to any such consent in lieu of a meeting or otherwise.

2.           Sun Global hereby covenants and agrees that until this Proxy is terminated in accordance with the terms of Section 6 hereof, Sun Global will not, and will not agree to, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to such Shares or deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares; provided, however, that Sun Global shall be permitted to sell, transfer, assign, pledge or otherwise dispose of any of the Shares to another person or entity if such person or entity expressly assumes Sun Global’s obligations under this Proxy in respect of such Shares or issues to the Special Committee a new irrevocable proxy in respect of such Shares on the same terms as are set forth herein.

3.           Sun Global represents and warrants to the Special Committee that the Shares consist of 22,086,014 shares of Common Stock owned beneficially and of record by Sun Global on the date hereof; such Shares are all of the securities of Caraco owned of record or beneficially by Sun Global on the date hereof (other than the shares of Common Stock owned beneficially and of record by Sun Pharma); Sun Global owns the Shares free and clear of all liens, charges, claims, encumbrances and security interests of any nature whatsoever; and except as provided herein, has not granted any proxy with respect to the Shares, deposited such Shares into a voting trust or entered into any voting agreement or other arrangement with respect to such Shares.

4.           This Proxy shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to the provisions thereof relating to conflicts of law.

5.           This Proxy shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereof.  This Proxy and the rights hereunder may not be assigned or transferred by the Special Committee.

6.           This Proxy shall terminate at the earlier of (i) its revocation pursuant to Section 1 hereof, (ii) the effectiveness of the Merger, (iii) the termination of the Agreement in accordance with its terms, or (iv) upon notice of termination given by the Special Committee to Sun Global.

7.           This Proxy is granted in consideration of the Special Committee’s approval of the Agreement and recommendation to the full Board of Directors and to the Shareholders to approve the Agreement, and such other good and valuable consideration, the sufficiency of which is hereby acknowledged by Sun Global and the Special Committee.  Sun Global agrees that such Proxy is coupled with an interest sufficient in law to support an irrevocable power and shall not be terminated by any act of Sun Global, by lack of appropriate power or authority or by the occurrence of any other event or events.

8.           The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages.  Therefore, the parties agree that this Proxy shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to the Special Committee and Sun Global for any breach of any agreement, covenant or representation hereunder.  This Proxy shall revoke all prior proxies given by Sun Global at any time with respect to the Shares.

9.           Sun Global will, upon request, execute and deliver any additional documents and take such actions as may reasonably be deemed by the Special Committee to be necessary or desirable to complete the Proxy granted herein or to carry out the provisions hereof.

10.           If any term, provision, covenant, or restriction of this Proxy is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Proxy shall remain in full force and effect, and shall not in any way be affected, impaired or invalidated.

11.           This Proxy may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same document.

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IN WITNESS WHEREOF, the Special Committee and Sun Global have caused this Proxy to be duly executed on the date first above written.

Special Committee

/s/ F. Folsom Bell
F. Folsom Bell

/s/ Timothy S. Manney
Timothy S. Manney

/s/ Eddie R. Munson
Eddie R. Munson

Sun Pharma Global, Inc.

By:	/s/ Harin Mehta
Harin Mehta
Its:	Director